As filed with the Securities and Exchange Commission on September 3, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

R&G FINANCIAL CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Puerto Rico	66-0532217
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

280 Jeśus T. Piñero Avenue
San Juan, Puerto Rico 00918
(Address of Principal Executive Offices, Including Zip Code)

R&G FINANCIAL CORPORATION
2004 STOCK OPTION PLAN
(Full Titles of the Plans)

Joseph R. Sandoval
Executive Vice President and Chief Financial Officer
R&G Financial Corporation
280 Jeśus T. Piñero Avenue
San Juan, Puerto Rico 00918
(Name and Address of Agent for Service)

(787) 758-2424
(Telephone Number, Including Area Code, of Agent for Service)

Copy to:

Norman B. Antin, Esq.
Jeffrey D. Haas, Esq.
Patton Boggs LLP
2550 M Street, NW
Washington, DC 20037
(202) 457-6000

CALCULATION OF REGISTRATION FEE

Proposed
		Maximum	Proposed Maximum
Title of Securities	Amount to be	Offering Price Per	Aggregate Offering	Amount of
to be Registered	Registered	Share (1)	Price (1)	Registration Fee
Common Stock, $0.01 par value	1,000,000 shares (2)	$34.505	$34,505,000	$4,372

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) under the Securities Act of 1933, as amended, based upon the average of the highest and lowest quoted selling prices of the Registrant’s common stock reported on the New York Stock Exchange on August 31, 2004, a date within five business days of the date on which this registration statement was filed.

(2)	Together with an indeterminable number of additional shares which may be necessary to adjust the number of shares reserved for issuance pursuant to the Registrant’s 2004 Stock Option Plan as a result of a stock split, stock dividend or similar adjustment of the outstanding common stock of the Registrant.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

          The documents containing the information specified in Part I will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

          Employees participating in the 2004 Stock Option Plan (the “Plan”) may obtain a copy of the Plan or the documents incorporated by reference in Item 3 of Part II below, at no cost, by writing or telephoning R&G Financial Corporation (the “Registrant”) at: 280 Jeśus T. Piñero Avenue, San Juan, Puerto Rico 00918, (787) 758-2424, Attention: Corporate Secretary. These documents are also incorporated by reference in the prospectus.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

          The following documents filed with the Commission by the Registrant are hereby incorporated by reference in this Registration Statement:

          (a) Annual Report on Form 10-K for the year ended December 31, 2003, filed on March 15, 2004.

          (b) All other reports filed by the Registrant pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Form 10-K referred to in clause (a) above.

          (c) The description of the Registrant’s common stock contained in the Registrant’s Form 8-A (File No. 000-211137), as filed with the Commission pursuant to Sections 12(b) and 12(g) of the Exchange Act, on August 5, 1996.

          All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date hereof and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall also be deemed to be incorporated by reference in this Registration Statement and to be a part hereof commencing on the respective dates on which such reports and documents are filed with the Commission. Any statement incorporated by reference herein shall also be deemed to be modified or superseded for the purposes of this Registration Statement and any amendment or supplement hereto to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement or any such amendment or supplement.

Item 4. Description of Securities.

          Not applicable.

Item 5. Interests of Named Experts and Counsel.

          Certain legal matters with respect to legality of the common stock registered hereby will be passed upon for the Registrant by Patton Boggs LLP. As of the date of this Registration Statement, certain partners of Patton Boggs LLP owned approximately 19,521 shares of the Registrant’s common stock.

Item 6. Indemnification of Directors and Officers.

Article VI of the Registrant’s Bylaws provide as follows:

          6.1 INDEMNIFICATION.

     (a) The Company shall indemnify, to the fullest extent authorized by the General Corporation Law of the Commonwealth of Puerto Rico, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he is or was a director, officer, employee, or agent of the Company, or is or was serving at the written request of the Company as a director, officer, employer or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a matter he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, provided that the Company shall not be liable for any amounts which may be due to any person in connection with a settlement of any action, suit or proceeding effected without our prior written consent or any action, suit or proceeding initiated by any person seeking indemnification hereunder without our prior written consent. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or our equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, that such person had reasonable cause to believe that his conduct was unlawful.

     (b) The Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in our favor by reason of the fact that he is or was a director, officer, employee, or agent of the Company, or is or was serving at the written request of the

Company as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the Company unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expense which such court shall deem proper.

     (c) To the extent that a director, officer, employee, or agent of the Company has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 6.1(a) or Section 6.1(b) of this Article VI, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

     (d) Any indemnification under Section 6.1(a) or Section 6.1(b) of this Article VI (unless ordered by a court) shall be made by the Company only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth therein. Such determination shall be made (a) by our Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (b) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (c) by the stockholders.

     (e) The Company shall not be liable for any amounts which may be due to any person in connection with a settlement of any action, suit or proceeding initiated by any person seeking indemnification under this Article VI without our prior written consent.

          6.2 ADVANCEMENT OF EXPENSES. Reasonable expenses (including attorneys’ fees) incurred in defending a civil or criminal action, suit or proceeding described in Section 6.1 may be paid by the Company in advance of the final disposition of such action, suit or proceeding as authorized by our Board of Directors in the specific case upon receipt of an undertaking by or on behalf of the director or officer to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the Company as authorized in this Article VI.

          6.3 OTHER RIGHTS AND REMEDIES. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VI shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any statute, by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to actions in their official capacity and as to actions in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

          6.4 INSURANCE. By action of our Board of Directors, notwithstanding any interest of the directors in the action, the Company may purchase and maintain insurance, in such amounts as our Board of Directors deems appropriate, on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the written request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Company would have the power or would be required to indemnify him against such liability under the provisions of this Article VI or of the General Corporation Law of the Commonwealth of Puerto Rico, or of the laws of any other State or political dependency of the United States or foreign country as may be applicable.

          6.5 MODIFICATION. The duties of the Company to indemnify and to advance expenses to a director, officer, employee or agent provided in this Article VI shall be in the nature of a contract between the Company and each such person, and no amendment or repeal of any provision of this Article VI shall alter, to the detriment of such person, the right of such person to the advance of expenses or indemnification related to a claim based on an act or failure to act which took place prior to such amendment or repeal.

     Article 4.08 of the General Corporation Law of 1996 of the Commonwealth of Puerto Rico provides:

     (a) A corporation may compensate any person who is, has been a party, or is under threat of becoming a party to any imminent, pending or resolved civil, criminal, administrative or investigative action, suit or proceeding (except an action initiated by the corporation or initiated to protect the interests of the corporation), because the person has been or is a director, officer, employee or agent of the corporation, or had been or is functioning at the request of the corporation as director, officer, employee or agent of another corporation, partnership, joint venture, trust or any other enterprise. The compensation may include the expenses incurred in a reasonable manner, including attorneys’ fees, adjudication or judgments, fines and amounts paid upon settling such action, suit or proceeding, if the person acted in good faith and in a manner which the person reasonably deemed consistent with the best interests of the corporation and not opposed thereto, and that with respect to any criminal action or proceeding, the person did not have reasonable cause to believe that his conduct was unlawful. The termination of any legal action, suit or proceeding by judgment, order, settlement or conviction or by a plea of nolo contendere, or its equivalent, shall not [of] itself create the presumption that the person did not act in good faith nor in a manner which he reasonably believed to be consistent with the best interests of the corporation or not opposed thereto and that, with respect to any criminal action or proceeding, the person did not have reasonable cause to believe that his conduct was unlawful.

     (b) A corporation may compensate any person who is, has been a party, or is under threat of becoming a party to any imminent, pending or resolved action, suit or proceeding initiated by the corporation or initiated to protect the interests of the corporation to procure a judgment in its favor because the person is or has been a director, officer, employee or agent of the corporation, or is or has been in office at the request of the corporation as director, officer, employee or agent of another corporation, partnership, joint venture, trust or any other enterprise.

The compensation may include the expenses incurred in a reasonable manner, including attorneys’ fees, with respect to the defense or settlement of such action or suit, if the person acted in good faith and in a manner he reasonably deemed consistent with the best interests of the corporation and not opposed thereto.

     No compensation shall be made with respect to a claim, matter or controversy in which it has been determined that such person is liable to the corporation, except that through a motion to that effect, the court presiding in such action or suit determines that notwithstanding the adjudication of liability against, and in light of all of the circumstances of the case, such person has the fair and reasonable right to be compensated for those expenses which the court deems proper and only to the extent which said court so deems.

     (c) To the extent that a director, officer, employee or agent of the corporation has prevailed on the merits, or otherwise, in the defense of the action, suit or proceeding referred to in subsections (a) and (b) of this section, or in the defense of any claim, matter or controversy relating thereto, he shall be compensated for reasonable expenses incurred (including attorneys’ fees) by reason of such action, suit or proceeding.

     (d) All compensation pursuant to subsections (a) and (b) of this section (except that ordered by the court) shall be made by the corporation only as authorized in the specific case, after determining that the compensation to the director, officer, employee or agent is proper under the circumstances because he has met the applicable norms of conduct established in subsections (a) and (b) of this section. Such determination shall be made:

          (1) by the Board of Directors, through a majority vote of the directors who were not parties to such action, suit or proceeding, even if such directors constitute less than the quorum; or

          (2) if there are no such directors or if such directors so determine, by independent legal counsel through a written opinion to that effect, or

          (3) by the stockholders.

     (e) Prior to final resolution of such action, suit or proceeding, the corporation may pay the expenses incurred by a director or officer in the defense of a civil or criminal action, suit or proceeding, in advance, after obtaining a payment commitment by or on behalf of such director or officer that he will reimburse such amount if it is finally determined that he is not entitled to such compensation by the corporation, as authorized in this section. The expenses incurred by other employees and agents may be paid in this manner, pursuant to the terms and conditions which the Board of Directors deems convenient.

     (f) The compensation and advance of expenses provided in this section shall not be deemed to exclude any other right which those seeking the compensation or advance may have, pursuant to any bylaws, agreement, vote of uninvolved stockholders or directors, or otherwise, with regard to their actions, both in their official capacity or otherwise.

     (g) Every corporation shall be empowered to purchase and maintain insurance in the name of any person who is or has been a director, officer, employee or agent of the corporation,

or who is or has been serving as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or any other enterprise at the request of the corporation, against any liability assertable against such person, or which he has incurred in such capacity, or which arises out of his status as such, whether or not the corporation has the power to compensate such person against such liability pursuant to this section.

     (h) For purposes of this section, it shall be deemed that “the corporation” includes in addition to the resulting corporation, any constituent corporation of a consolidation or merger which is absorbed in a consolidation or merger, which, if it had continued its independent legal existence, would have had the power and the authority to compensate its officers, directors, employees and agents. Therefore, every person who is or has been a director, officer, employee or agent of any constituent corporation of a consolidation or merger, or is or has been serving as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or any other enterprise, at the request of the corporation, is, pursuant to this section, in identical position with respect to the resulting or originating corporation as such person would have been in relation to the original corporation had the independent juridical personality thereof continued.

     (i) For purposes of this section, the term “other enterprises” shall include employee-benefit plans. The term “fines” shall include taxes imposed upon any person with regard to any plan of benefits or for the employees. The term “serving at the request of the corporation” shall include any service as director, officer, employee or agent of the corporation which imposes duties on such director, officer, employee or agent, or implies services rendered by them in relation with an employee pension plan, its participants or beneficiaries. In addition, it shall be deemed that every person who has acted in good faith and in a manner which appeared to be consistent with the interests of the participants and beneficiaries of an employee pension plan has, acts in a manner which “is not opposed to the best interests of the corporation,” as used in this section.

Item 7. Exemption from Registration Claimed.

              Not applicable.

Item 8. Exhibits.

Exhibit No.	Description
4.1	Common Stock Certificate. (1)

5.1	Opinion of Patton Boggs LLP regarding the legality of the Common Stock being registered.

10.1	2004 Stock Option Plan. (2)

10.2	Form of Incentive Stock Option Agreement.

10.3	Form of Nonqualified Stock Option Agreement.

Exhibit No.	Description
23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Patton Boggs LLP (included in Exhibit 5.1 hereto).

24.1	Power of Attorney (included in the signature page of this Registration Statement).

(1)	Incorporated herein by reference from the Registrant’s Registration Statement on Form S-1, as amended, filed on June 18, 1996 (File No. 333-06245).

(2)	Incorporated herein by reference from the Registrant’s Definitive Proxy Statement filed on April 5, 2004.

Item 9. Undertakings.

          (a) The undersigned Registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculations of Registration Fee” table in the effective registration statement.

                    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

               (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Juan, Commonwealth of Puerto Rico on the 3rd day of September, 2004.

R&G FINANCIAL CORPORATION

By:	/s/ Victor J. Galán

Victor J. Galán
Chairman and Chief
Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each of the directors and/or officers of the Registrant whose signature appears below hereby appoints Victor J. Galán, Ramon Prats and Joseph R. Sandoval, and each of them severally, as his or her attorney-in-fact to sign in his or her name and behalf, in any and all capacities stated below and to file with the Securities and Exchange Commission any and all amendments, including post-effective amendments, to this Registration Statement on Form S-8, and any Registration Statement relating to the same offering as this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, making such changes in the Registration Statement as appropriate, and generally to do all such things in their behalf in their capacities as directors and/or officers to enable the Registrant to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission.

NAME	TITLE	DATE
/s/ Victor J. Galán Victor J. Galán	Chairman of the Board, and Chief Executive Officer (principal executive officer)	September 3, 2004

/s/ Ramon Prats Ramon Prats	President and Vice Chairman of the Board	September 3, 2004

/s/ Joseph R. Sandoval Joseph R. Sandoval	Executive Vice President and Chief Financial Officer (Principal financial and accounting officer)	September 3, 2004

/s/ Rafael Nin Rafael Nin	Director	September 3, 2004

/s/ Enrique Umpierre-Suarez Enrique Umpierre-Suarez	Director and Secretary	September 3, 2004

/s/ Victor L. Galan Victor L. Galan	Director	September 3, 2004

/s/ Laureno Carus Abarca Laureno Carus Abarca	Director	September 3, 2004

/s/ Eduardo McCormack Eduardo McCormack	Director	September 3, 2004

NAME	TITLE	DATE
/s/ Gilberto Rivera-Arreaga Gilberto Rivera-Arreaga	Director	September 3, 2004

/s/ Benigno R. Fernandez Benigno R. Fernandez	Director	September 3, 2004

/s/ Ileana M. Colon-Carlo Ileana M. Colon-Carlo	Director	September 3, 2004

/s/ Roberto Gorbea Roberto Gorbea	Director	September 3, 2004

/s/ Melba Figueroa Melba Figueroa	Director	September 3, 2004

EXHIBIT INDEX

Exhibit No.	Description
4.1	Common Stock Certificate. (1)

5.1	Opinion of Patton Boggs LLP regarding the legality of the Common Stock being registered.

10.1	2004 Stock Option Plan. (2)

10.2	Form of Incentive Stock Option Agreement.

10.3	Form of Nonqualified Stock Option Agreement.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Patton Boggs LLP (included in Exhibit 5.1 hereto).

24.1	Power of Attorney (included in the signature page of this Registration Statement).

(1)	Incorporated herein by reference from the Registrant’s Registration Statement on Form S-1, as amended, filed on June 18, 1996 (File No. 333-06245).

(2)	Incorporated herein by reference from the Registrant’s Definitive Proxy Statement filed on April 5, 2004.